Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-200376) Post-Effective Amendment No. 2 on Form N-2 of OFS Capital Corporation of our report dated March 17, 2014, relating to our audit of the consolidated statements of operations, changes in net assets and cash flows, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Selected Consolidated Financial Data”, “Independent Registered Public Accounting Firm” and “Change in Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois
June 30, 2016